Exhibit 3.42

OPERATING AGREEMENT

OF

ENERGYSOLUTIONS OF OHIO, LLC

A Delaware Limited Liability Company

This Operating Agreement (the “Agreement”) for EnergySolutions of Ohio, LLC (the “Company”) is made and entered into, effective upon the filing of the Certificate of Formation on August 17, 2009, by EnergySolutions Federal Services, Inc, a Delaware Corporation (the “Member”), as the sole member of EnergySolutions of Ohio, LLC; setting forth the terms and conditions on which the Company shall be managed and the Member shall hold its interest in the Company.

ARTICLE I

ORGANIZATION

Section 1.1 Organization and Name. The Member hereby enters into this Agreement for the purpose of forming a limited liability company under the laws of the State of Delaware, as the Delaware Limited Liability Company Act (the “Act”) may be amended from time to time, or the corresponding provisions of any subsequent Delaware law governing limited liability companies. The Certificate of Formation and this Agreement shall regulate the internal affairs of the Company. The name of the Company shall be “EnergySolutions of Ohio, LLC” or such other name as the Member may determine.

Section 1.2 Tax Status; No Liability to Third Parties The Member intends that the Company shall be treated as not existing for federal and state income tax purposes by reason of its status as a single member limited liability company. All elections shall be made, and all actions shall be taken, to accomplish this status until such time as the Company has more than one member. For state law purposes the Company shall not be treated as a partnership (including, without limitation, a limited partnership) or joint venture and no Member shall be a partner or joint venturer of any other Member for any state law purposes and this Agreement shall not be construed otherwise. No Member or officer shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court.

ARTICLE II

PURPOSES AND POWERS; OFFICE;

STATUTORY AGENT; TERM

Section 2.1 Purposes and Powers. The purpose of the Company is to submit a proposal in response to DOE RFP No. DE-RP30-09CC40017, perform the resulting contract in the event of award (the “Contract”) and engage in any other lawful act, activity, business or investments in which a limited liability company may be engaged under the laws of Delaware.

Section 2.2 Registered Agent; Registered Office. The principal office of the Company and the office where the Company’s books and records shall be maintained shall be in such state as the Member may from time to time determine. The Registered Agent shall be National Registered Agents, Inc. and the initial registered office shall be at 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent.

Section 2.3. Term. The term of the Company began upon filing of the Certificate of Formation with the State of Delaware, the Office of the Secretary of State, and shall continue until the expiration or earlier termination of the Contract, including Contract close-out, unless the Company’s existence is sooner terminated pursuant to (a) this Agreement, or (b) the mandatory provisions of the Act. Notwithstanding the foregoing, if the Company does not enter into the Contract on or before one year from the date the final resolution of any and all protests or appeals which may be filed in connection with the Contract, then the Company shall be dissolved and terminated.

ARTICLE III

MEMBERSHIP; MANAGEMENT; ETC

Section 3.1 Membership Interests; Capital Contributions. The “membership interests” of the Company represent the ownership interests of the Members of the Company. All membership interests in the Company shall be and are owned by the Member and the Member is the sole and exclusive owner of the Company having all rights of a Member as set forth herein.

Section 3.2 Profits, Losses, Distributions, etc. The Member shall be entitled to all of the profits, losses, gain, deductions and credits of the Company and the Company shall distribute its cash flow to the Member at such time or times as the Member shall determine.

Section 3.3 Management and Board of Manager.

a. The Member has established the Company as a “board of managers-managed” limited liability company and creates hereby a board of managers (the “Board of Managers” or “Board”). The business and affairs of the Company shall be managed under the direction and control of the Board of Managers, which shall consist of five individual persons. Each of the persons appointed to the Board of Managers is referred to herein as a “Manager”. The Member shall designate each of the members of the Board of Managers and may remove any of such Managers at any time and from time to time, with or without cause (subject to applicable law), in its sole discretion.

b. Except as otherwise provided in Section 3.7 below, the Board of Managers shall have the exclusive power to manage and control the Company. Decisions of the Board within its scope of authority shall be binding upon the Company and the Member, provided, however, that no individual Manager shall have the authority to act for or bind the Company without the requisite consent of the Board of Managers.

c. Meetings of the Board of Managers shall be held at the principal office of the Company in Ohio or at any other place that the Board of Managers determines. Meetings may be held by communicating simultaneously by conference telephone or similar communications equipment. The presence, in person or by proxy, of at least a majority of the outstanding votes of the Board of Managers shall constitute a quorum for the transaction of business. The Board of Managers shall, at a minimum, conduct quarterly meetings, but may meet more frequently as necessary. Any member of the Board of Managers may convene a meeting of the Board of Managers upon at least ten (10) business days notice to the other members. Special meetings of the Board of Managers can be called by any member upon at least seven (7) business days written notice to the other members and a statement of the specific business to which the special meeting will be restricted – no other business may be conducted at a special meeting than that which is noticed. The Board of Managers will not take any action at meetings unless a quorum, consisting of a majority of the outstanding votes of the Board of Managers, is present. A quorum may include the attendance of a member by proxy. Notwithstanding the foregoing, a member of the Board of Managers waives notice if before or after the meeting the member of the Board signs a waiver of the notice which is filed with the records of the Board of Managers, or attends the meeting in person or by proxy without objection to the lack of notice at the beginning thereof.

d. Compensation. Unless otherwise agreed, the members of the Board of Managers shall receive no compensation from the Company for their services to the Company.

Section 3.4 Officers The Board of Managers is authorized to appoint any Person as an officer of the Company who shall have such powers and perform such duties incident to such person’s office as may from time to time be conferred upon or assigned to it by the Board of Managers. Any appointment pursuant to this Section 3.4 may be revoked at any time by the Board of Managers. In addition, the Board of Managers is authorized to employ, engage and dismiss, on behalf of the Company, any person, including an Affiliate of the Member, to perform services for, or furnish goods to, the Company.

Section 3.5 Actions by the Board of Managers. Except as may be expressly limited by the provision of this Agreement, including, without limitation, Section 3.3a and 3.3c hereof, any Manager is specifically authorized to execute, sign, seal and deliver in the name and on the behalf of the Company any and all agreements, certificates, instruments or other documents requisite to carrying out the intentions and purpose of this Agreement and of the Company.

Section 3.6 Conversion to Member Managed Limited Liability Company. The Member may convert the Company from a Board-managed limited liability company to a Member-managed limited liability company, in which event the Member shall direct and manage the affairs of the Company in the ordinary course. Such removal and replacement of a Board, and/or the conversion of the Company to a Member-managed company, shall be accomplished by the Member giving notice to the Board Member(s) being removed or otherwise terminated by conversion to a Member-managed limited liability company. Notice of termination of the Board Members under this Section 3.6 may be given at anytime and in any manner reasonably contemplated including, but not limited to, notice by: written correspondence, oral communication, facsimile, email or other electronic correspondence. If the Company is converted to a Member-managed limited liability company, the Member shall make such amendments and modifications to this Agreement as may be necessary or desirable to reflect the status of the Company as a Member-managed limited liability company.

Section 3.7 Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debt, obligation and liabilities of the Company, and none of the Board of Managers, any officer, employee or agent of the Company (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

Section 3.8 Admission as a Member; Membership Interest. The Member is deemed admitted as a Member of the Company upon its execution and delivery of this Agreement. The Member owns all of the outstanding membership interests in the Company. The Member’s membership interest shall be represented by a certificate for 1000 Units of the Company, which certificate shall be signed by the President and Secretary of the Company.

Section 3.9 Additional Capital Contributions. The Member is not required to make additional capital contributions to the Company.

Section 3.10 Amendment. This Agreement and the Certificate of Formation of the Company may only be amended by a written Company amendment approved by the Member.

ARTICLE IV

BOOKS AND RECORDS; TAX MATTERS; REPORTS

Section 4.1 Books and Records. The Company shall maintain its books and records, including all books and records required by the Act, at the office identified in Section 2.2. The Company shall make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets of the Company and shall devise and maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions have been and are executed in accordance with the general or specific authorization of the Member(s); (b) transactions have been and are recorded as necessary (i) to permit preparation of financial statements in conformity with this Agreement, and (ii) to maintain accountability for assets; (c) access to assets has been and is permitted only in accordance with the general or specific authorization of the Member(s); and (d) the recorded accountability for assets has been and is compared with the existing assets at reasonable intervals and appropriate action has been and is taken with respect to any difference.

Section 4.2 Fiscal Year; Accounting Method. The fiscal year of the Company shall be the calendar year. The method of accounting used by the Company for book and tax purposes shall be determined by the Member. Notwithstanding the foregoing, the Member and the Company intend that the Company shall be a disregarded entity for federal and state income tax purposes and, as such, from an accounting and tax standpoint, no fiscal year or accounting method is necessary with respect to the Company.

ARTICLE V

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 5.1 Dissolution. The Company shall be dissolved and its business and affairs wound up on the first to occur of the following:

5.1.1 The occurrence of any event requiring dissolution under the Act;

5.1.2 The determination of the Member.

Section 5.2 Liquidation and Termination. Upon the dissolution of the Company, the Member shall act as liquidator to wind up the business and affairs of the Company and to complete its liquidation. The Member shall cause the payment of all Company debts and all assets of the Company, after the payment of all debts, shall be distributed to the Member.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.1 Certain Provisions of the Act Superseded. The provisions of this Agreement regarding the determination of when all or substantially all of the assets of the Company may be sold, the transfer of Units, the withdrawal of a Member, the merger, combination or consolidation of the Company with another firm or entity and other provisions of this Agreement are intended to and shall, to the fullest extent permitted by law, supersede the provisions of the Act regarding any such item.

Section 6.2 Further Assurances. The parties shall execute and deliver such other instruments and take such other action as may be necessary or convenient to effectuate the provisions of this Agreement.

Section 6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts executed and to be performed in the State of Delaware.

Section 6.4 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

Section 6.5 Heirs and Successors. This Agreement and the Certificate shall inure to the benefit of and be binding upon the respective heirs, personal representatives, successors and permitted assigns of the parties hereto.

Section 6.6 Entire Agreement. This Agreement, the Certificate and any exhibit hereto constitute the entire and exclusive statement of the parties’ agreement and supersede all prior agreements, understandings, negotiations and discussions among the parties, whether oral or written.

Section 6.7 Indemnification. The Company shall, to the fullest extent permitted by law, indemnify each Member, Manager, if any, and officer of the Company from and against all damages, claims, judgments, debts, liabilities and obligations arising from or attributable to the activities of the Company, or the activities (or omissions) of any of such Manager, Member or officers when acting on behalf of the Company or in furtherance of its purposes; provided, however, that the Company shall not indemnify any Member or officer for any act or omission comprising fraud or any other criminal act and the Company shall not indemnify any Member or officer for any act or omission comprising bad faith, recklessness or gross negligence on the part of such Member or officer. Such indemnification as is provided as set forth in the prior sentence shall include, but is not limited to, indemnification for the costs and expenses of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action threatened or instituted by or in the right of the Company) and attorneys’ fees, filing fees, court reporters’ fees and transcript costs, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, hereby execute and deliver this Operating Agreement as of the 17 day of August, 2009.

MEMBER

ENERGYSOLUTIONS FEDERAL SERVICES, INC

By:	/s/ Breke J. Harnagal
Breke J. Harnagel, Senior V.P. and Secretary

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